Exhibit 11A
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                     GATX CORPORATION AND SUBSIDIARIES

            COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                       AND COMMON STOCK EQUIVALENTS

                   In Millions, Except Per Share Amounts



                                                Three Months  Ended
                                                      March 31
                                                -------------------
                                                 1995         1994
                                                -------      ------
Average number of shares of Common
  Stock outstanding........................       19.9       19.8

Shares issuable upon assumed exercise of stock
  options, reduced by the number of shares which
  could have been purchased with the proceeds
  from exercise of such
options....................................         .4         .3
                                                 -----      -----
Total......................................       20.3       20.1
                                                 =====      =====

Net income.................................     $ 25.7    $  20.2

Deduct - Dividends paid and accrued on
  Preferred Stock..........................        3.3        3.3

Net income, as adjusted....................     $ 22.4    $  16.9
                                               -------    -------
Net income per share.......................     $ 1.11    $   .84

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                                    -11-

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